                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULES 13D-1(b) (c), AND (D) AND AMENDMENTS THERETO FILED
                       PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. 1)(1)

                       Mobius Management Systems, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       Common Stock Par Value $0.0001
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 606925105
                     ----------------------------------
                              (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 606925105            13G                            Page 2 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak Investment Partners VI, Limited Partnership
     06-1412578
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,008,672 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,008,672 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,008,672 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.61%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                            Page 3 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak Associates VI, LLC
     06-1412579
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,008,672 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,008,672 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,008,672 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.61%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-LLC
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                            Page 4 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak VI Affiliates Fund, Limited Partnership
     06-1414970
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       46,828 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    46,828 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     46,828 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     0.26%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                            Page 5 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak VI Affiliates, LLC
     06-1414968
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       46,828 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    46,828 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     46,828 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     0.26%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-LLC
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                            Page 6 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,055,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.87%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     CO
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                            Page 7 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Bandel L. Carano
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,055,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.87%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                            Page 8 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Gerald R. Gallagher
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,055,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.87%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                            Page 9 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,055,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.87%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                           Page 10 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Fredric W. Harman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,055,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.87%
-------------------------------------------------------------------------------
(12) Type of Reporting Person

     IN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                           Page 11 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Ann H. Lamont
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,055,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.87%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 606925105            13G                           Page 12 of 23 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Eileen M. More
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
     (a)  / /
     (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,055,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,055,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     5.87%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 23 pages

                                  Schedule 13G
                                Amendment No. 1*
                         Common Stock Par Value $0.0001
                               CUSIP No. 606925105

ITEM 1(a)          NAME OF ISSUER:
                   Mobius Management Systems, Inc.

ITEM 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                            120 Post Road
                            Rye, New York 10580

ITEM 2(a)          NAME OF PERSON FILING:

  Oak Investment Partners VI, Limited Partnership
  Oak Associates VI, LLC
  Oak VI Affiliates Fund, Limited Partnership
  Oak VI Affiliates, LLC
  Oak Management Corporation
  Bandel L. Carano
  Gerald R. Gallagher
  Edward F. Glassmeyer
  Fredric W. Harman
  Ann H. Lamont
  Eileen M. More (as of January 1, 2000, Ms. More has ceased to be a filing person)

ITEM 2(b)          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                            c/o Oak Management Corporation
                            One Gorham Island
                            Westport, CT 06880

ITEM 2(c)          CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)          TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.0001

ITEM 2(e)          CUSIP NUMBER: 606925105

                                                             Page 14 of 23 pages

ITEM 3             Not Applicable.

ITEM 4             OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 17,976,962 shares outstanding as of November 12, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 9,772 shares of common stock and 228 shares of common stock which may be deemed to be held by Edward F. Glassmeyer on behalf of Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9             NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10            CERTIFICATIONS.

     Not applicable

                                                             Page 15 of 23 pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2000

     Entities:

  Oak Investment Partners VI, Limited Partnership
  Oak Associates VI, LLC
  Oak VI Affiliates Fund, Limited Partnership
  Oak VI Affiliates, LLC
Oak Management Corporation


                                       By:      /s/ Edward F. Glassmeyer
                                                ------------------------------
                                                Edward F. Glassmeyer, as
                                                General Partner or
                                                Managing Member or as
                                                Attorney-in-fact for the
                                                above-listed entities
     Individuals:

  Bandel L. Carano
  Gerald R. Gallagher
  Edward F. Glassmeyer
  Fredric W. Harman
  Ann H. Lamont
  Eileen M. More

                                       By:      /s/ Edward F. Glassmeyer
                                                ------------------------------
                                                Edward F. Glassmeyer,
                                                Individually and as
                                                Attorney-in-fact for the
                                                above-listed individuals

                                                             Page 16 of 23 pages

                               INDEX TO EXHIBITS


                                                               PAGE
                                                               ----

EXHIBIT A               Agreement of Reporting Persons         17

EXHIBIT B               Power of Attorney                      18